UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 5, 2014

BSD MEDICAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-32526	75-1590407
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2188 West 2200 South
Salt Lake City, Utah 84119
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code:  (801) 972-5555

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Clint Carnell as President and Chief Executive Officer and a Director of the Company.

On November 10, 2014, the Company named Clint Carnell as President and Chief Executive Officer of the Company effective immediately. Mr. Carnell has also been appointed to the board of directors (the “Board”) of the Company. Mr. Carnell succeeds Harold (Butch) R. Wolcott, who announced in April 2014 his intent to step down as President and Chief Executive Officer upon the hiring of a successor. The Company plans to enter into an employment agreement with Mr. Carnell and will provide the details of the employment agreement when available.

Mr. Carnell, age 45, brings a 23-year track record of success leading and creating new value at medical device companies at all stages of growth from venture capital-funded, Silicon Valley start-ups to Fortune 500 organizations.  Most recently, he served as an advisor to Covidien plc, a publicly traded global health care leader, in the role of “Executive in Residence.”  Prior to that from 2011-2014, Mr. Carnell served as Chairman, Chief Executive Officer and President of MyoScience, Inc., a commercial-stage medical device company which developed technology to target nerves for the treatment of pain, muscle disorders, aesthetic and other medical conditions.  Under his leadership, MyoScience grew from an R&D-stage entity of 10 employees to an entity with commercial operations in Europe and the US with 72 employees, and he raised more than $70 million over a 24 month period.  From 2005-2011 Mr. Carnell was the Chief Operating Officer of Solta Medical, Inc., a successful publicly held medical aesthetics company where he was responsible for developing the Thermage and Fraxel Brands, which received several global marketing awards for social media and creativity.  While at Solta he successfully led the integration of three strategic acquisitions and played an important role in Solta’s initial public offering in 2006. During the period from 2002-2005 he was Vice President of Sales for the US Surgical Division of Bausch & Lomb where he was responsible for the then $215 million Surgical division.  During his tenure with Bausch & Lomb he was a key member of the management team responsible for driving the stock from $29 per share in 2002 to over $80 per share in 2005.  Prior to his Bausch & Lomb experience, Mr. Carnell held management positions with healthcare companies including Gambro Healthcare, Johnson & Johnson and Charleston Renal Care, LLC.  Mr. Carnell earned a BA degree from Duke University graduating in 1992.

In connection with his appointment, Mr. Carnell and the Company entered into an offer letter agreement providing for at-will employment for an indefinite term, an annual base salary of $350,000, an annual bonus of $150,000 for the first year of employment, and a bonus of $150,000, or a pro rata portion thereof, for the second year of employment. If the Company completes and closes in fiscal year 2015 an equity offering that generates to the Company at least $5 million in net proceeds, then the Company will engage a compensation consulting firm to conduct a study of compensation of chief executive officer’s in companies comparable to the Company, which study shall then be used to negotiate Mr. Carnell’s overall compensation after August 31, 2015. If the Company does not complete and close such an equity offering in fiscal year 2015, then the Company shall engage a compensation consulting firm in fiscal year 2016 to negotiate Mr. Carnell’s salary after August 31, 2016.

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The offer letter also provides that Mr. Carnell is eligible to participate in the employee benefit programs of the Company generally available to executives of the Company. Mr. Carnell will also be granted a non-statutory stock option to purchase 1,400,000 shares of the Company’s common stock, as further described below.

There are no arrangements or understandings between Mr. Carnell and any other persons pursuant to which he was selected as President and Chief Executive Officer or appointed to the Board. There are also no family relationships between Mr. Carnell and any director or executive officer of the Company.

Inducement Option Grant

In connection with Mr. Carnell’s appointment, the Company and Mr. Carnell have agreed on an employment offer that provides in part that Mr. Carnell will be issued an inducement equity award outside the Company's Stock Incentive Plan in accordance with the NASDAQ inducement grant exception found in NASDAQ Listing Rule 5635(c)(4).

On November 10, 2014, the Company granted Mr. Carnell a non-statutory stock option to purchase 1,400,000 shares of the Company's common stock. The grant was made as a component of Mr. Carnell’s employment compensation. The inducement grant was approved and recommended by the Company’s Compensation Committee of the Board of Directors, and was made as an inducement material to Mr. Carnell's acceptance of employment with the Company.

The stock option granted to Mr. Carnell has an exercise price of $0.46 per share, equal to the closing price of the Company’s common stock on November 10, 2014. The stock option has a ten year term and vests in three equal installments beginning with the first anniversary date on November 10, 2015.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BSD MEDICAL CORPORATION

Date: November 12, 2014	By:	/s/ William S. Barth
William S. Barth
Chief Financial Officer

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